Exhibit 10.25

CONFIDENTIAL

EQUIFAX INC.
1550 Peachtree Street
Atlanta, Georgia 30309

November 10, 2003

Mr. Mark E. Miller
3595 Tuxedo Court
Atlanta, Georgia  30305

Re:      Separation Agreement and General Release of Claims

Dear Mark:

This letter (the “Separation Agreement”) will confirm the arrangements we have discussed concerning your separation from Equifax Inc. (the “Company”).

End of Employment.   You hereby resign your employment with the Company effective as of December 31, 2003 (your “Separation Date”), which will be your last day of active employment with the Company. As of your Separation Date, your duties and responsibilities for the Company will end, and you will no longer be authorized to transact business or incur any expenses, obligations or liabilities on behalf of the Company or any of its affiliated entities.

Resignation.   You also hereby resign as president and chief operating officer of the Company effective as of the Separation Date or such earlier date as may be specified by the Chief Executive Officer of the Company, and you acknowledge that the Company has accepted your resignation. If requested by the Company, you will execute additional documents evidencing your resignation from all positions you hold for the Company and all affiliated entities of the Company (collectively, “Equifax”) effective as of the Separation Date.

Employment Agreement.   You acknowledge that you have been employed at the Company pursuant to an employment agreement dated June 13, 2002 (the “Employment Agreement”). On the Effective Date of this Separation Agreement, the Employment Agreement shall terminate and be of no further force or effect. Between the Effective Date of this Separation Agreement and the Separation Date, the Company shall provide you with the salary and benefits set forth in the Employment Agreement. After the Separation Date, you shall only be entitled to the consideration provided under this Separation Agreement. You acknowledge and agree that you will continue to be bound by the terms and conditions of the Employee Confidentiality, Non-Solicitation and Assignment Agreement executed by you on June 19, 2002 (the “Confidentiality Agreement”), pursuant to the terms of the Employment Agreement, except that the provisions of the “Non-Solicitation of Employees” paragraph below supersede Section 2 of the Confidentiality Agreement.

Post-Separation Benefits.   Regardless of any provision of the Employment Agreement to the contrary, commencing after the Separation Date, the Company will pay and provide you with the following benefits:

(i)    Salary Continuation.   You will receive an amount equal to your current salary for a period of one year beginning on the Separation Date payable in the same manner and at the same time as it was being paid as of your Separation Date. For purposes of this Separation Agreement, your “current salary” shall be $600,000 per annum.

(ii)   Annual Incentive Payment.   You shall be paid any annual incentive payment you have earned for 2003. The Company shall pay such amount to you when and as annual incentive payments under our Executive Incentive Plan for the year 2003 are made to our executives. You will receive a statement reflecting the computation of your incentive payment.

(iii)  Health and Life Insurance.   The health and life insurance benefits provided to you at your Separation Date shall be terminated as of the Separation Date. Nonetheless, you may elect to continue health insurance coverage at your expense under the Company’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that you make a timely election of COBRA coverage and complete the necessary forms for such coverage. In addition, you may elect to continue the $5 million of life insurance coverage provided to you by the Company under its Executive Life & Supplemental Retirement Benefit Plan by assuming payment of and bearing all premium amounts for such life insurance coverage as of the Separation Date.

(iv)  Financial Planning and Tax Counseling Services.   The Company will continue to provide you with financial planning and tax counseling services through December 31, 2004, if and to the extent the Company continues to provide these services to its executive officers. The maximum amount the Company shall be obligated to spend to provide services to you under this paragraph shall be $15,000 in 2003 (including any amounts spent in 2003 prior to the Separation Date) and $15,000 in 2004. The cost of such services shall be billed to, and paid directly by, the Company.

(v)    Stock Awards.   Your rights and obligations with respect to all stock option grants and restricted stock awards you have received from the Company shall be governed by the terms of the plans, agreements and instruments pursuant to which such grants were made; provided that you and we agree that, notwithstanding your resignation, for purposes of each of your stock option agreements (both incentive and non-qualified), your separation shall be treated as a termination of employment resulting from an elimination of your position governed by Section 2(e)(i) of each such agreement. Without limiting the generality of the foregoing, you acknowledge and agree that only 276,458 shares of your stock options will have vested as of the Separation Date and that all of your other stock options shall terminate and be of no further force or effect after the Separation Date. You also acknowledge and agree that none of your restricted stock awards will be vested as of the Separation Date and that all of those awards will terminate and be of no further force or effect after the Separation Date.

(vi)  Laptop.   After appropriate sanitation by the Company, you will be allowed to keep the laptop computer provided for your use by the Company.

In addition, the Company agrees that you will not be required to reimburse the Company for relocation expenses in the amount of $381,200 paid by the Company in connection with your initial employment with the Company.

You acknowledge that the payments and benefits described in subparagraphs (i) through (vi) above are additional consideration given to you in exchange for your executing this Separation Agreement and abiding by its terms. You further acknowledge that the payments and benefits described above are not required by the Employment Agreement or by Company’s policies and procedures following your resignation and constitute value to which you would not be entitled unless you executed a release such as that contained in this Separation Agreement.

You will not be eligible to participate in any Company (or affiliated company) benefit plan, including, without limitation, any 401(k) plan or other retirement plan, stock option or stock grant plan or severance policy or plan, or to receive any other employment benefits, compensation or severance, after your Separation Date, other than as specifically set forth above. It is understood and agreed, however, that you remain entitled to any amounts in your 401(k) account that vested before your Separation Date and to any health plan benefits payable with respect to events occurring prior to your Separation Date. No further amounts shall be due or owed to you from or on behalf of Equifax for or in any way relating to or connected with your employment with the Company.

Post-Separation Indemnity.   The Company agrees to defend and indemnify you to the same extent and in the same manner it accords such defense and/or indemnification to other officers of the Company, in accordance with applicable law, by-laws or insurance policies, for acts or omissions taken by you in the course and scope of your employment, that were done in good faith on the Company’s behalf, and that were within your actual authority or authorized by the Company. Unless required by law or by-laws and/or within the provided coverage of any applicable insurance policy, this paragraph does not include defense or indemnity for any act or omission on your part outside the course and scope of your employment, or in excess of your actual authority without Company authorization, or involving any fraud or misrepresentation, or any intentional or grossly negligent violation of local, state or federal statutory or common law or of any rights of others.

Departure Announcement.   The Company retains the right to determine the content of any press release concerning your separation that it may issue following your execution of this Agreement. The Company shall permit you to review the content of any press release concerning your separation before it is published, but you acknowledge that you do not have any right to make changes to any such press release and that the Company may publish any such press release without obtaining your approval of the content of the press release. You agree that, except with the prior written consent of the Company, you will not make any public announcement or communicate, directly or indirectly, with the public or any press or media representative regarding the circumstances of your separation from the Company.

Nondisparagement.   You understand that your entitlement to the benefits agreed to above are conditioned on your continued support of Equifax. You agree not to make any oral or written statement or take any other action which disparages or criticizes Equifax’s management or practices (including its business plans and strategies), damages Equifax’s good reputation or impairs its normal operations. The Company agrees that it shall cause its directors and the officers elected by the Board of Directors not to make any oral or written statement or take any other action which disparages or criticizes your work performance, professional competence or your good reputation. Truthful testimony compelled by legal process or in the context of enforcing the terms of this Agreement or other rights, powers, privileges or claims not released by this Agreement shall not be considered a violation of this provision by either party.

Noncompetition.   You agree that you will not, commencing on the Effective Date of this Separation Agreement and continuing through the date that is eighteen (18) months after the Separation Date, within the Territory (as defined in the attached Exhibit A), directly or indirectly, provide any Services to or for the benefit of any individual, business, corporation or other entity or organization that provides any of the following products or services to or for customers:  consumer credit reporting services and products; commercial credit reporting services and products; direct to consumer credit reporting services and products; credit and direct marketing services and products (defined as information products and databases which enable customers to identify and target an audience for marketing or customer relationship management purposes); customer data integration products and services; data based fraud protection services, employment screening services, airport passenger security services, and identity authentication services (collectively, the “Company’s Products and Services”). As used herein, “Services” means (a) acting as an executive officer with general responsibility for operations, and (b) without limiting the forgoing, participating in, and managing and supervising others in, marketing, sales, customer service, supplier relations, administration, personnel, formulation and implementation of budgets and strategic, financial and operational plans, and the delivery of products and services to customers.

Non-Solicitation of Customers.   You agree that, commencing on the Effective Date of this Agreement and continuing for a period of eighteen (18) months following the Separation Date, you will not, directly or indirectly, solicit, or assist others in soliciting, any business from any of Equifax’s customers with which you had material contact (i.e., dealt with, supervised dealings with or obtained confidential information concerning) on Equifax’s behalf during the two year period preceding the Separation Date, for purposes of providing products or services that are identical to or reasonably substitutable for the Company’s Products and Services.

Non-Solicitation of Employees.   You agree that you will not at any time during the period commencing on the Effective Date of this Separation Agreement and continuing for a period of eighteen months (18) after the Separation Date, directly or indirectly, whether alone or with any other person or entity as a partner, officer, director, employee, agent, shareholder, consultant, sales representative or otherwise, solicit for employment or assist in the solicitation for employment of any Equifax employee with whom you had regular contact in the course of your employment or any Equifax employee at any facility where you performed services for Equifax.

Acknowledgements regarding Restrictive Covenants.   You acknowledge that you have been in a senior position of trust and responsibility for Equifax and have been provided access to a substantial amount of confidential and proprietary information of Equifax, as well as to important customers and valuable employees of Equifax, that the covenants in the “Nondisparagement”, “Noncompetition”, “Non-Solicitation of Customers” and “Non-Solicitation of Employees” paragraphs of this Separation Agreement are reasonable in light of the substantial rights and benefits you will receive under this Separation Agreement and the serious harm to Equifax that could result if you engaged in the conduct prohibited by such paragraphs, that you are capable of obtaining gainful, lucrative and desirable employment following the Separation Date that does not violate the restrictions of this Separation Agreement, that the covenants in the “Noncompetition” and “Non-Solicitation” paragraphs of this Separation Agreement are similar to the covenants to which you agreed in Sections 5.2 and 5.3 of the Employment Agreement in connection with your initial employment with the Company and that such covenants are being amended and restated in this Separation Agreement in part to reduce the period of restriction applicable under such covenants for your benefit and to permit the parties to supersede the Employment Agreement in its entirety.

Confidentiality.   You warrant that you have not communicated with or disclosed, and agree that you will not communicate with or disclose to anyone, including, but not limited to, any communications media or financial analyst, or any officer, employee, supplier, customer or competitor of Equifax, or any other person the fact of your separation from Equifax, or the circumstances surrounding that separation, other than to confirm that you have resigned to pursue other interests. The foregoing does not apply to, and will not prevent you from having discussions, on a confidential basis, regarding your separation with your spouse or legal, tax or financial advisers, provided that they agree to be bound by the confidentiality obligations of this paragraph. Furthermore, you agree that, except for the restrictive covenants of this Agreement which you are free to disclose to prospective employers, you will keep the terms, amount and fact of this Separation Agreement completely confidential, and that, except as required by law or authorized in writing by the Company, you will not hereafter disclose any information concerning the fact of or provisions of this Separation Agreement to anyone other than your immediate family and legal, tax or financial advisors, all of whom will be informed by you of, and be bound by, this confidentiality provision. As used in this Separation Agreement, “authorized by the Company” or words of similar effect shall mean the written authorization of the Chief Executive Officer or General Counsel of the Company.

Post-Separation Cooperation.   As a condition to receiving any benefits hereunder, you agree to cooperate fully with and devote your reasonable best efforts to providing assistance requested by the Equifax. Such assistance shall not require you to be active after the Separation Date in Equifax’s day-to-day activities and you shall be reimbursed, upon providing appropriate documentation, for all reasonable and necessary out-of-pocket business expenses incurred in providing such assistance. Without limiting the generality of the foregoing, you agree to provide reasonable assistance to the management of Equifax in connection with the transition of your previous duties and responsibilities and to assist Equifax, including after the completion of all salary continuation payments payable hereunder, in the defense of any pending or subsequently filed lawsuit, arbitration or administrative proceeding (collectively, “Suits”) against Equifax and/or any of its officers, directors, employees or agents; in the analysis, preparation and prosecution by Equifax of any Suit against any individual, company or other person, including by providing testimony in connection with any such Suit; and in connection with any other dispute or claim arising out of any matter for which you were responsible during your employment or about which you have knowledge. The Company agrees that its requests for assistance will not unreasonably interfere with the requirements of your subsequent employment.

Access to Property.   On and after your Separation Date, you will not have access to Equifax’s executive offices or any of its other facilities or systems except as requested or authorized by Equifax.

Return of Property.   Except for items (if any) you are permitted to retain by an express provision of this Separation Agreement, you agree that you will return to Equifax on or before the Separation Date any and all Equifax property in your possession or control, including, but not limited to, all keys, credit cards, security passes, computers and other tangible items or equipment provided to you by Equifax for use during your employment, together with all written or recorded materials, documents, computer discs, plans, records, notes, files, drawings or papers, and all copies thereof, relating to the business or affairs of Equifax.

Covenant Not to Sue and Release.   You represent that you have not, and agree, to the maximum extent permitted by applicable law, that you will not, file any claims, complaints, charges or lawsuits against the Company (including any of the Company’s present and former divisions, subsidiaries and other affiliated entities, predecessors, successors and assigns), its benefit plans and programs, or any of their respective present or former agents, directors, officers, trustees, employees, consultants, owners, representatives or attorneys (hereinafter collectively referred to as the “Releasees”), about anything which has occurred up to and including the date you execute this Separation Agreement. In addition, except for any benefits you have accrued under the Company’s pension plan(s) that are vested under the terms thereof and any rights or benefits expressly created or preserved by this Separation Agreement (which are not released or modified by this Agreement), and in further consideration of the benefits we have agreed to provide you, you do hereby release and discharge each and all of the Releasees from any and all claims, liabilities, agreements, damages, losses or expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (hereinafter “Claim” or “Claims”), which you have, may have had, or may later claim to have had against any of them for personal injuries, losses or damage to personal property, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort, contract or by statute) resulting or arising from anything that has occurred prior to the date you execute this Separation Agreement. You understand and agree that you will not hereafter be entitled to pursue any Claims arising out of any violation of your rights while employed by the Company against any of the Releasees in any state or federal court or before any state or federal agency for back pay, severance pay, liquidated damages, compensatory damages, or any other losses or other damages to you or your property resulting or arising from any claimed violation of state or federal law, including, for example, Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Employee Retirement Income Security Act, and Claims under any other federal or state statute or common law. This Separation Agreement does not, however, waive rights or claims that may arise after the date you sign it below.

For the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that this Separation Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that this Separation Agreement contemplates the extinguishment of any such Claim or Claims. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Separation Agreement to claims known or suspected prior to the date you execute this Separation Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver. The undertakings and benefits of this covenant not to sue and release shall survive and not be extinguished by either party’s breach of the other provisions of this Separation Agreement.

This Separation Agreement does not prohibit you from enforcing the terms of this Separation Agreement. Furthermore, this Separation Agreement does not prohibit you from attempting to challenge the legal sufficiency of your release of Age Discrimination in Employment Act claims or filing an administrative charge of age discrimination with the Equal Employment Opportunity Commission. However, this Separation Agreement does release any Claim that you have or might have for monetary relief or any other remedy to you personally, that arises out of any proceeding before a government agency or court that relates to any Claim released herein. If any agency or court takes jurisdiction over any matter in which you have or may have any personal interest, you agree to inform that agency or court that this Separation Agreement is a full and final settlement by you of all Claims released under this Separation Agreement.

Withholding Taxes.   All payments and deliveries to you hereunder will be subject to withholding of taxes and other amounts as required by law.

Consequences of Breach.   You agree that you will indemnify and hold the Releasees harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Separation Agreement. You also understand that your entitlement to and retention of the salary continuation payments, the incentive payment, and any amounts paid for planning and tax services we have agreed to provide you herein are expressly conditioned upon your fulfillment of your promises herein, and you agree, to the extent permitted or required by law, immediately to return or repay the amounts of these benefits you have received from us upon your filing or asserting any Claim against the Releasees (other than claims for breach of this Separation Agreement) or upon your breach of any other provision of this Separation Agreement, provided that if you breach the “Noncompetition” paragraph of this Separation Agreement, you will not be required to return or repay any such amounts unless you fail to cure the breach within ten days after receiving notice of the breach from the Company. For purposes of this paragraph only, the filing of an Age Discrimination in Employment Act charge or lawsuit will not be considered a breach of this Agreement; provided, however, that the severance benefits paid to you under this Agreement may serve as restitution, recoupment and/or set-off in the event you prevail on the merits of such claim. Notwithstanding any provision of this paragraph to the contrary, the Company’s agreement not to require you to reimburse relocation expenses in the amount of $381,200 set forth above is not contingent upon your compliance with this Agreement, and you will not be required to reimburse the Company for such expenses even if you breach the provisions of this Separation Agreement.

Waiver/Remedies.   Except as expressly limited herein, both parties reserve all rights and remedies available to them in the event of a breach of any provision of this Separation Agreement by the other party. You acknowledge that if you breach or threaten to breach your covenants and agreements in this Separation Agreement, then your actions may cause irreparable harm and damage to the Company which could not be adequately compensated in monetary damages. Accordingly, if you breach or threaten to breach this Separation Agreement, then the Company will be entitled to injunctive or other equitable relief, in addition to any other rights or remedies of the Company under this Agreement or otherwise. No failure on the part of either party hereto to exercise, and no delay by either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy by either party preclude any other or further exercise thereof or the exercise by such party of any other right, power or remedy. No express waiver or assent by either party of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term of condition hereof.

Governing Law.   This Separation Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws. You hereby consent to the exclusive jurisdiction of the Superior Court of Fulton County, Georgia and the U.S. District Court in Atlanta, Georgia, and hereby waive any objection you might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.

Notices.   All notices, consents and other communications required or authorized to be given by either party to the other under this Separation Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission, (ii) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

To the Company:	Equifax Inc.
1550 Peachtree Street
Atlanta, Georgia 30309
Fax No.: (404) 885-8766
Attn: Chief Executive Officer
With a copy to:	Equifax Inc.
1550 Peachtree Street
Atlanta, Georgia 30309
Fax No. (404) 885-8988
Attn: General Counsel
To you:	Mark E. Miller
3595 Tuxedo Court
Atlanta, Georgia 30305

You shall be responsible for providing the Company with your current address from time to time. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

Counterparts.   This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Non-Admission.   This Separation Agreement shall not in any way be construed as an admission by the Company or by any person that it or he has acted wrongfully with respect to you or any other person, or that you have any claim or cause of action whatsoever against the Company or any person.

Severability.   The provisions of this Separation Agreement are severable, and if any term of this Separation Agreement not essential to its purpose is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall continue in full force and effect. If any covenant in this Separation Agreement, including, without limitation, the covenants in the “Nondisparagement”, “Noncompetition”, “Non-Solicitation of Customers” and “Non-Solicitation of Employees” paragraphs, is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy will be effective, binding and enforceable against you.

Consideration Period.   Because the arrangements discussed in this Separation Agreement affect important rights and obligations, the Company advised you to consult with an attorney before you agreed to the terms set forth herein, and you acknowledge that you have been represented by an attorney in the negotiation of this Separation Agreement. You have twenty-one (21) days from the date you receive this Separation Agreement within which to consider it, and you may take as much of that time as you wish before signing. If you decide to accept the benefits offered herein, you must sign this Separation Agreement on or before the expiration of the 21-day period and return it promptly to the Company. If you do not wish to accept the terms of this Separation Agreement, you do not have to do anything.

Revocation Rights.   For a period of up to and including seven (7) days after the date you sign this Separation Agreement, you may revoke it entirely. No rights or obligations contained in this Separation Agreement shall become enforceable before the end of the 7-day revocation period. If you decide to revoke this Separation Agreement, you must deliver to the Company’s General Counsel a signed notice of revocation on or before the last day of this 7-day period. Upon delivery of a timely notice of revocation by you, this Separation Agreement shall be canceled and void, and neither you nor the Company shall have any rights or obligations arising under it.

Effective Date.   This Separation Agreement shall become effective at midnight on the seventh day (the “Effective Date”) after you execute it below, unless it is earlier revoked by you pursuant to the provisions set forth in the “Revocation Rights” paragraph of this Separation Agreement.

Entire Agreement.   This Separation Agreement supersedes the Employment Agreement and all other prior discussions and agreements with respect to the matters covered hereby and contains the sole and entire agreement between the parties relating to the subject matter hereof. In the event of any inconsistency between this Separation Agreement and the terms and conditions of the Confidentiality Agreement that are not superseded by this Separation Agreement, this Separation Agreement shall be deemed to amend such terms and conditions and shall control. On the Effective Date of this Separation Agreement, your Change-in-Control agreement with the Company shall terminate.

Acknowledgments.   If the terms of this Separation Agreement correctly set forth our agreement, please so indicate by signing in the appropriate space below and initialing each page. Your signature will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Separation Agreement, that you were afforded a reasonable period of at least twenty-one (21) days to review this Separation Agreement and to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Separation Agreement, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.

Sincerely,

EQUIFAX INC.
By:
Kent Mast
Corporate Vice President and General Counsel

I have carefully read the above Separation Agreement and General Release of Claims, understand the meaning and intent thereof, and voluntarily agree to its terms this         day of November, 2003.

Mark E. Miller

I acknowledge that I first received this Separation Agreement on                         , 2003.

Mark E. Miller

EXHIBIT A

You acknowledge that you provided Services for or on behalf of the Company in the following countries (the “Territory”):

United States of America
Canada
Brazil
Chile
Argentina
Uruguay
Peru
United Kingdom
Spain
Portugal
Italy